Reference is made to the Registration Statement of CEL-SCI
Corporation (the "Company") whereby the Company proposes to sell up to 159,170 shares of the Company's common stock.
Reference is also made to Exhibit 5 included in the Registration Statement relating to the validity of the securities proposed to be issued and sold.

We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued and sold.

Very truly yours,
HART & TRINEN
William T. Hart
Denver, Colorado
October 5, 1995